Exhibit 10.6
UNITED NATURAL FOODS, INC.
2012 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED VESTING RESTRICTED SHARE UNIT AWARD AGREEMENT
This Performance-Based Vesting Restricted Share Unit Award Agreement (this “Agreement”) effective as of __________ ___, 20__, between United Natural Foods, Inc. (the “Company”) and __________________ (the “Participant”), who is an employee of the Company, evidences a Performance Award denominated in Restricted Share Units to the Participant under the United Natural Foods, Inc. 2012 Equity Incentive Plan (as amended from time to time, the “Plan”). Except in the preceding sentence and where the context otherwise requires, the term “Company” shall include the Company and all present and future Subsidiaries. All capitalized terms that are used in this Agreement without definition shall have the meanings set forth in the Plan.
1.Definitions.

(a)	Participant, solely for purposes of this Agreement, means the employee designated above.

(b)	Performance Criteria means the performance targets related to one or more performance goals specified in Section 4 of this Agreement.

(c)	Performance Period means the period beginning on _______ __, _____ and ending on ______ __, ____.

(d)
Restricted Share Unit means a right to receive a payment in the form of any one Share of the Company's common stock, par value $0.01 per share, or in the form of cash equal to the Fair Market Value of a Share following the successful attainment of the Performance Criteria to the satisfaction of the Committee.

2.Grant of Restricted Share Units. In consideration of services rendered and agreed to be rendered, the Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and in the Plan, ________ Restricted Share Units (subject to adjustment under Section 4.2 of the Plan)[, provided that, to the extent that the Participant vests in greater than one hundred percent (100%) of the Restricted Share Units (as provided in Section 4 of this Agreement), additional Restricted Share Units will be paid to the Participant. For purposes of clarity and the avoidance of doubt, the actual number of Restricted Share Units earned shall be equal to __________ times the applicable percentage set forth on Exhibit A, which may result in a higher or lower number of Restricted Share Units than the ________ targeted Restricted Share Units. The maximum number of Restricted Share Units that may be earned is subject to the limitation in Section 11.3 of the Plan.]

3.Vesting.

(a) To the extent that the Performance Criteria under Section 4 of this Agreement have been satisfied as of the last day of the Performance Period, the Participant shall vest in the number of Restricted Share Units awarded under this Agreement, as calculated in accordance with Section 4, and the Participant's rights to such vested Restricted Share Units shall become nonforfeitable as of the last day of the Performance Period, subject to Section 3(d) below. [Except as provided in Section [3(b) or (c)] below, to the extent that such Performance Criteria have not been satisfied as of the last day of the Performance Period, any Restricted Share Units awarded under this Agreement that do not vest, as calculated in accordance with Section 4, shall be canceled immediately and shall not be payable to the Participant.] Prior to the payment of any Restricted Share Units, the Committee shall certify in writing (which may be set forth in the minutes of a meeting of the Committee) the extent to which the Performance Criteria and all other material terms of this Agreement have been met.

(b) [In the event the Participant dies or terminates employment on account of a Disability before the end of the Performance Period, the Participant shall vest in the ________ Restricted Share Units granted under Section 2 of this Agreement [(and, for the avoidance of doubt, no additional Restricted Share Units in which the Participant may have been entitled to vest in accordance with the Performance Criteria)] and the Participant's rights to such vested Restricted Share Units shall become nonforfeitable as of the date of death or termination of employment on account of a Disability.]

(c) [In the event the Participant's employment with or service to the Company or any of its Affiliates is terminated for any reason within twelve months after the Company obtains actual knowledge that a Change in Control has occurred, and before the Restricted Share Units have become vested under Section 3(a) or (b), the Participant shall vest in the _______ Restricted Share Units granted under Section 2 of this Agreement [(and, for the avoidance of doubt, no additional Restricted Share Units in which the Participant may have been entitled to vest in accordance with the Performance Criteria)] and the Participant's rights to such vested Restricted Share Units shall become nonforfeitable as of the date on which the Participant's employment with or service to the Company is terminated.]

(d) [Except as provided in Section [3(b) or (c)] above], if the Participant's employment with the Company terminates for any reason prior to the expiration of the Performance Period, all then-unvested Restricted Share Units shall be canceled immediately and shall not be payable to the Participant.]

4.Performance Criteria. [The Performance Criteria are set forth in Exhibit A to this Agreement.]

5.Payment. The Company shall issue to the Participant one Share, or at the Committee's discretion shall pay to the Participant in cash the Fair Market Value of one Share, for each Restricted Share Unit which has become vested with respect to the Performance Period pursuant to Section 3 of this Agreement. It is the intent of the Committee, as of the date of grant, to settle the Restricted Share Units by delivery of Shares. Such payment, whether in Shares or cash, shall be made to the Participant (or the Participant's assignee or beneficiary if permitted by the Plan or the Committee) no later than March 15th of the calendar year next following the calendar year in which the Performance Period ends and may, in the case of a payment in Shares, be made as a book-entry confirmation or through the issuance of a certificate evidencing such Shares.

6.Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares which may be issued upon the vesting of the Restricted Share Units (including, without limitation, voting rights and any rights to receive dividends or non-cash distributions with respect to such Shares) unless and until the Shares have been issued to Participant. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares are issued.

7.Withholding. The Company's obligation to make payment of vested Restricted Share Units shall be subject to the Participant's satisfaction of any applicable federal, state, and foreign withholding obligations or withholding taxes (“Withholding Taxes”), including any employer minimum statutory withholding, and the Participant shall pay the amount of any such Withholding Taxes to the Company as set forth in this Section 7. The Participant may satisfy his or her obligation to pay the Withholding Taxes by (i) making a cash payment to the Company in an amount equal to the Withholding Taxes; (ii) having the Company withhold Shares otherwise deliverable to the Participant pursuant to settlement of vested Restricted Share Units; or (iii) delivering to the Company shares of Common Stock already owned by the Participant; provided that in the case of (ii) or (iii) the amount of such Shares withheld or shares of Common Stock delivered shall not exceed the amount necessary to satisfy the Withholding Taxes. The Participant acknowledges and agrees that the Company has the right to deduct from compensation or other amounts owing to the Participant an amount not to exceed the Withholding Taxes.

8.No Guarantee of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause.

9.Amendment. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, this Agreement and the Restricted Share Units, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant or any holder or beneficiary of the Restricted Share Units shall not to that extent be effective without the consent of the Participant, holder or beneficiary; and provided further that no consent of the Participant or any holder or beneficiary shall be required for any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination to the extent necessary to conform this Agreement to mandatory provisions of applicable federal or state laws, regulations or rulings, including but not limited to the provisions of Section 409A of the Code necessary to avoid tax penalties to the Participant. The Committee is authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Agreement and the Restricted Share Units as set forth in the Plan.

10.Determinations by the Committee. Except as otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or this Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons.

11.Provisions of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan with this Agreement and agrees to be bound by all the terms and provisions of the Plan. This Agreement is governed by the terms of the Plan, and in the case of any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern. This Agreement, read together with the Plan, represents the entire understanding and agreement between the Company and the Participant, and shall supersede any prior agreement and understanding between the parties with respect to the matters contained herein. This Agreement, and any payment in Shares or cash paid in settlement of the Restricted Share Units, shall be subject to any policy of the Company regarding the recoupment or clawback of compensation as in effect at the date of this Agreement.

12.Holding Period. [To the extent that any Shares are issued upon the vesting of the Restricted Share Units, Participant agrees to hold such Shares and not dispose of them by sale or other voluntary disposition for a period of three (3) years from the date of vesting, unless such holding period is waived by the Committee in its sole discretion. This Section shall not apply to any Shares that are withheld to satisfy Withholding Taxes.]

13.Nontransferability of Restricted Share Units. Except as otherwise provided in the Plan, the Restricted Share Units and this Agreement shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share Units otherwise than as permitted by the Plan and this Agreement shall, at the election of the Company, be null and void. Transfer of the Restricted Share Units for value is not permitted under the Plan or this Agreement.

14.Notices. Any notice required or permitted to be given to the Participant under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail with postage and fees prepaid. Any notice or communication required or permitted to be given to the Company under this Agreement shall be in writing and shall be deemed effective only upon receipt by the Secretary of the Company at the Company's principal office.

15.Waiver. The waiver by the Company of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

16.Section 409A.

(a)    For the avoidance of doubt, the Restricted Share Units granted under this Agreement are intended to be exempt from or otherwise comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)    Notwithstanding any other payment schedule provided herein to the contrary, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any payment due under this Agreement that is considered “deferred compensation” under Section 409A of the Code payable on account of a Participant's “separation from service” shall not be made until the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Participant, and (B) the date of Participant's death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 14(b) shall be paid to the Participant in a lump sum in accordance with the Agreement.

(c)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Code Section 409A (and, more specifically, Treasury Regulation 1.409A-1(h)) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

17.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

18.Successors. This Agreement shall inure to the benefit of and be binding upon any successor to the Company and shall inure to the benefit of the Participant's legal representative. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's heirs, executors, administrator and successors.

19.Electronic Communication. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer of the Company, and the Participant has accepted and signed this Agreement, all on the day and year first mentioned above.

UNITED NATURAL FOODS, INC.

By:
Name:	Mark E. Shamber
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Grantee:

EXHIBIT A
Performance criteria
[To be determined.]